Exhibit 99.1

Vantage Drilling International Reports Fourth Quarter and Full-Year 2018 Results

HOUSTON, March 14, 2019 (GLOBE NEWSWIRE) -- Vantage Drilling International ("Vantage" or the “Company”) reported a net loss of approximately $52.2 million or $10.44 per share for the three months ended December 31, 2018 as compared to a net loss of $36.6 million or $7.33 per share for the three months ended December 31, 2017.

For the year ended December 31, 2018, Vantage reported a net loss of approximately $141.5 million or $28.29 per share as compared to a net loss of $149.8 million or $29.96 per share for the year ended December 31, 2017.

As of December 31, 2018, Vantage had approximately $239.4 million in cash, including $14.4 million of restricted cash, compared to $195.5 million in unrestricted cash and no restricted cash at December 31, 2017. The Company generated $12.8 million in cash from operations in 2018 compared to net cash used in operations of $19.9 million in 2017. During the three months ended December 31, 2018, the Company issued $350 million of new senior secured notes using proceeds to repay its first and second lien debt and to acquire the Soehanah jackup for $85.0, including transaction costs.

Ihab Toma, CEO, commented. “I am pleased to report that during another difficult year for the industry we accomplished our principal objectives for 2018.  We refinanced two tranches of debt thereby extending maturities to 2023.  We also acquired the Soehanah jackup, complementing our fleet of premium jackup rigs and, most importantly, continued to provide operational excellence to our clients while generating positive cash flow from operations.”

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with a fleet of three ultra-deepwater drillships and five premium jackup drilling rigs. Vantage's primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells globally for major, national and independent oil and natural gas companies. Vantage also provides construction supervision services and preservation management services for, and will operate and manage, drilling units owned by others.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.  Vantage disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Public & Investor Relations Contact:

     Thomas J. Cimino

     Chief Financial Officer

     Vantage Drilling International

     (281) 404-4700

Vantage Drilling International
Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenue
Contract drilling services	$37,753	$52,881	$203,565	$190,553
Management fees	308	307	1,220	1,456
Reimbursables	5,006	6,650	20,962	20,837
Total revenue	43,067	59,838	225,747	212,846
Operating costs and expenses
Operating costs	42,099	42,730	171,041	161,974
General and administrative	6,609	11,719	29,544	41,648
Depreciation	17,230	18,394	70,447	73,925
Total operating costs and expenses	65,938	72,843	271,032	277,547
Loss from operations	(22,871)	(13,005)	(45,285)	(64,701)
Other income (expense)
Interest income	924	221	1,898	808
Interest expense and other financing charges	(20,657)	(19,261)	(78,779)	(76,441)
Loss on debt extinguishment	(1,271)	—	(1,271)	—
Other, net	(474)	520	(1,505)	2,807
Bargain purchase gain	—	—	—	1,910
Total other expense	(21,478)	(18,520)	(79,657)	(70,916)
Loss before income taxes	(44,349)	(31,525)	(124,942)	(135,617)
Income tax provision	7,828	5,101	16,526	14,168
Net loss	$(52,177)	$(36,626)	$(141,468)	$(149,785)
Net loss per share, basic and diluted	$(10.44)	$(7.33)	$(28.29)	$(29.96)
Weighted average successor ordinary shares outstanding, basic and diluted	5,000	5,000	5,000	5,000

Vantage Drilling International
Supplemental Operating Data
(Unaudited, in thousands, except percentages)
	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Operating costs and expenses
Jackups	$16,396	$19,623	$65,492	$72,279
Deepwater	20,217	16,248	79,655	65,032
Operations support	2,274	2,893	12,888	12,334
Reimbursables	3,212	3,966	13,006	12,329
	$42,099	$42,730	$171,041	$161,974

Utilization
Jackups	96.6%	99.5%	92.2%	82.0%
Deepwater	35.0%	45.4%	54.5%	36.2%

Vantage Drilling International
Consolidated Balance Sheet
(In thousands, except share and par value information)
(Unaudited)

	December 31, 2018	December 31, 2017

ASSETS
Current assets
Cash and cash equivalents	$224,967	$195,455
Restricted cash	10,362	-
Trade receivables	28,431	45,379
Inventory	45,195	43,955
Prepaid expenses and other current assets	17,278	13,207
Total current assets	326,233	297,996
Property and equipment
Property and equipment	996,139	904,584
Accumulated depreciation	(208,836)	(141,393)
Property and equipment, net	787,303	763,191
Other assets	16,026	21,935
Total assets	$1,129,562	$1,083,122

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$44,372	$39,666
Accrued liabilities	17,983	25,117
Current maturities of long-term debt	—	4,430
Total current liabilities	62,355	69,213
Long–term debt, net of discount and financing costs of $12,914 and $56,174	1,109,011	919,939
Other long-term liabilities	22,889	17,195
Commitments and contingencies
Shareholders' equity
Ordinary shares, $0.001 par value, 50 million shares authorized; 5,000,053 shares issued and outstanding	5	5
Additional paid-in capital	373,972	373,972
Accumulated deficit	(438,670)	(297,202)
Total shareholders' equity	(64,693)	76,775
Total liabilities and shareholders’ equity	$1,129,562	$1,083,122

Vantage Drilling International
Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)

	Year Ended December 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(141,468)	$(149,785)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation expense	70,447	73,925
Amortization of debt financing costs	556	468
Amortization of debt discount	49,417	48,925
Amortization of contract value	6,311	4,686
PIK interest on the Convertible Notes	7,648	7,604
Share-based compensation expense	7,165	3,997
Gain on bargain purchase	—	(1,910)
Non-cash loss on debt extinguishment	975	—
Deferred income tax benefit	1,742	(1,964)
(Gain) loss on disposal of assets	(1,301)	335
Changes in operating assets and liabilities:
Trade receivables	16,948	(24,529)
Inventory	1,911	1,251
Prepaid expenses and other current assets	(6,121)	1,267
Other assets	2,339	2,638
Accounts payable	4,706	4,383
Accrued liabilities and other long-term liabilities	(8,481)	8,836
Net cash provided by (used in) operating activities	12,794	(19,873)
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment	(14,316)	(2,224)
Cash paid for Soehanah acquisition	(85,000)	—
Cash paid for Vantage 260 acquisition	—	(13,000)
Net proceeds from sale of Vantage 260	4,703	255
Net cash used in investing activities	(94,613)	(14,969)
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of long-term debt	(216,265)	(1,430)
Proceeds from issuance of 9.25% First Lien Notes	350,000	—
Debt issuance costs	(7,688)	—
Debt prepayment costs	(296)	—
Net cash provided by (used in) financing activities	125,751	(1,430)
Net increase (decrease) in cash and cash equivalents	43,932	(36,272)
Unrestricted and restricted cash and cash equivalents—beginning of period	195,455	231,727
Unrestricted and restricted cash and cash equivalents—end of period	$239,387	$195,455